EXHIBIT 3(i).2

                              CERTIFICATE OF MERGER

                                       OF

                           FAIRCHILD INDUSTRIES, INC.

                                      INTO

                            SHARED TECHNOLOGIES INC.

     The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

            NAME                                   STATE OF INCORPORATION

 Fairchild Industries, Inc.                               Delaware

 Shared Technologies Inc.                                 Delaware

     SECOND: That an Agreement of Plan of Merger, as amended, between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 251 of the General Corporation Law of Delaware.

     THIRD: That the name of the surviving corporation of the merger is Shared Technologies Inc., which shall herewith be changed to Shared Technologies Fairchild Inc.

     FOURTH: That the amendment in the Restated Certificate of Incorporation of Shared Technologies Inc., a Delaware corporation, which is the surviving corporation, that is to be effected by the merger is as follows:

         To amend Article First of the Corporation's Restated Certificate of Incorporation to read in its entirety as follows:




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         "FIRST.  The name of this corporation shall be:

                       SHARED TECHNOLOGIES FAIRCHILD INC."

         To amend the first paragraph of Article Fourth of the Corporation's Restated Certificate of Incorporation to read in its entirety as follows:

         "FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 50,000,000 shares of Common Stock, $.004 par value per share (the "Common Stock"), and (ii) 25,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), of which 5,000,000 shares have been designated Series C Preferred Stock (the "Series C Preferred Stock"), 1,000,000 shares have been designated Series D Preferred Stock (the "Series D Preferred Stock"), 250,000 shares have been designated Series G 6% Cumulative Convertible Preferred Stock (the "Series G Preferred Stock"), 200,000 shares have been designated Series H Special Preferred Stock (the "Series H Preferred Stock"), 250,000 shares have been designated Series I 6% Cumulative Convertible Preferred Stock (the "Series I Preferred Stock") and 200,000 shares have been designated Series J Special Preferred Stock (the "Series J Preferred Stock")"



     As so amended, the Restated Certificate of Incorporation of Shared Technologies Inc. shall be the Restated Certificate of Incorporation of the surviving corporation.

     FIFTH: That the executed Agreement of Plan of Merger, as amended, is on file at the principal place of business of the surviving corporation, the address of which is 100 Great Meadow Road, Suite 104, Wethersfield, CT 06109.

     SIXTH: That a copy of the Agreement of Plan of Merger, as amended, will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

 Dated:  March  13,  1996

                                                     SHARED TECHNOLOGIES INC.

                                                     By:  /s/ Kenneth M. Dorros
                                                          Kenneth M. Dorros,
                                                          Senior Vice President

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